                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14a-6(e)(2))

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                 THE GAP, INC.
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:

 (2) Form, Schedule or Registration Statement No.:

 (3) Filing Party:

 (4) Date Filed:

Notes:

                             [LOGO OF THE GAP INC.]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 4, 1999

To Our Shareholders:

  The Annual Meeting of Shareholders of The Gap, Inc. (the "Company") will be held at the Town Hall of the Delancey Street Foundation, 600 The Embarcadero, San Francisco, California, on Tuesday, May 4, 1999 at 1:30 p.m., for the following purposes:

    1. To elect a Board of Directors;

    2. To approve the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 1,500,000,000 to 2,300,000,000;

    3. To approve the Company's Executive Long-Term Cash Award Performance
  Plan;

    4. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending on January 29, 2000; and

    5. To attend to other business properly presented at the meeting.

  These items of business are more fully described in the Proxy Statement following this Notice.

  You must be a shareholder of record at the close of business on March 12, 1999, to vote at the Annual Meeting. A complete list of shareholders entitled to vote at this meeting will be available for inspection at our offices at One Harrison Street, San Francisco, California. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card. You may also vote your shares by touch-tone telephone from the U.S. and Canada, using the toll-free telephone number on your proxy card, or via the internet.

  If you plan to attend the meeting and you are a shareholder of record (your shares are in your name), bring the enclosed admission ticket and identification with you to the meeting. If you plan to attend the meeting and your shares are held in street name (your shares are in the name of your broker or bank), check the box on the right side of the card so that your broker can send you a legal proxy. Please bring the legal proxy and identification to the meeting.

                                        By Order of the Board of Directors,

                                        /s/ ANNE B. GUST
                                        Anne B. Gust
                                        Secretary
April 5, 1999

                           PRINTED ON RECYCLED PAPER
                            [LOGO OF RECYCLED PAPER]

                                 THE GAP, INC.

                              ONE HARRISON STREET
                        SAN FRANCISCO, CALIFORNIA 94105

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 4, 1999 at 1:30 p.m. at the Town Hall of the Delancey Street Foundation, 600 The Embarcadero, in San Francisco, and at any adjournment thereof. This statement and the enclosed form of proxy were first sent to shareholders on or about April 5, 1999.

                                   THE PROXY

  The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

  The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

  FOR the election of directors nominated by the Board of Directors;

  FOR the approval of the proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 1,500,000,000 to 2,300,000,000;

  FOR the approval of the Company's Executive Long-Term Cash Award Performance Plan; and

  FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending January 29, 2000.

  We will pay all expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees, who will receive no extra compensation for their services, or a proxy solicitation firm retained by us, may solicit proxies by telephone, fax or in person.

  You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting.

                      VOTING SECURITIES AND VOTING RIGHTS


  The only outstanding voting securities of the Company are its shares of Common Stock, of which 572,947,933 shares were outstanding at the close of business on March 12, 1999. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting. All share amounts in this Proxy Statement have been restated to reflect stock splits.

  The election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. Approval of the proposal to amend the Company's Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the Company's outstanding Common Stock entitled to vote. Approval of the proposal to approve the Company's Executive

Long-Term Cash Award Performance Plan requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Approval of the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

  Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

  If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

Nominees for Election as Directors

  Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Board of Directors proposes to nominate the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                                                      Served as
  Name, Age, Principal Occupation During Past Five Years and Other    Director
                             Information                                Since
  ----------------------------------------------------------------    ---------
Adrian D. P. Bellamy, 57 @*...........................................   1995
 Chairman and Director of Airport Group International Holdings LLC,
 an airport management company; Chairman of Gucci Group, NV, luxury accessories and apparel manufacturer and retailer; Director of
 Benckiser N.V., The Body Shop International, P.L.C. and its USA
 subsidiary Blith-NA-Bodhaige, Inc., Paragon Trade Brands, Inc.,
 Shaman Pharmaceuticals Inc. and Williams-Sonoma, Inc. Chairman and
 Chief Executive Officer of DFS Group Limited, specialty retailer,
 1983-95.

Evan S. Dobelle, 53 #*...............................................   1999
 President of Trinity College, Hartford, CT, since 1995. Chancellor of City College of San Francisco, 1990-95.

Millard S. Drexler, 54...............................................   1983
 Chief Executive Officer of the Company since 1995, President of the
 Company since 1987, Chief Executive Officer of the Gap Division since 1987 and Chief Executive Officer of Old Navy Inc. since 1997.
 Chief Operating Officer of the Company, 1993-95; Chief Executive
 Officer of Banana Republic, Inc., 1988-97. Director of Restoration
 Hardware Inc.

Donald G. Fisher, 70 * +.............................................   1969
 Chairman of the Company. Chief Executive Officer of the Company,
 1969-95. Director of The Charles Schwab Corporation, AirTouch
 Communications, Inc. and Cornerstone Properties Inc.

Doris F. Fisher, 67 + ...............................................   1969
 Merchandising consultant to the Company.

Robert J. Fisher, 44 ++..............................................   1990
 Executive Vice President of the Company since 1992. President, Gap
 Division since 1997. Chief Operating Officer of the Company, 1992-93 and 1995-97; Chief Financial Officer of the Company, 1993-95.
 Director of Sun Microsystems, Inc.

                                                                      Served as
  Name, Age, Principal Occupation During Past Five Years and Other    Director
                             Information                                Since
  ----------------------------------------------------------------    ---------


Glenda A. Hatchett, 47 @*.............................................   1999
 Chief Judge, Fulton County Juvenile Court, Atlanta, Georgia, since
 1991.

John M. Lillie, 62 @*.................................................   1992
 President, Sequoia Associates LLC, private investment firm, since
 1998. Chairman, The Epic Team, bicycle and accessory products, 1996-
 98. Chairman and Chief Executive Officer of American President
 Companies, Ltd., transportation company, 1992-95. Director of
 Consolidated Freightways, Ltd, Circle International Group, Inc. and
 Walker Interactive Systems, Inc.

Charles R. Schwab, 61 #*.............................................    1986
 Chairman and Co-Chief Executive Officer of The Charles Schwab
 Corporation, discount securities brokerage, since 1997. Chairman and
 Chief Executive Officer of The Charles Schwab Corporation, 1986-97.
 Director of Transamerica Corporation, AirTouch Communications, Inc.
 and Siebel Systems, Inc.

Brooks Walker, Jr., 70 #*............................................    1972
 General Partner, Walker Investors, venture capital investment partnership, since 1979. Director of Pope & Talbot, Inc.

Sergio S. Zyman, 53 #*...............................................    1997
 President, Sergio Zyman & Company, consulting company, since 1998.
 Senior Vice President and Chief Marketing Officer of The Coca-Cola
 Company, 1993-98.

--------
#  Member of the Audit and Finance Committee.
@  Member of the Compensation and Stock Option Committee.
*  Member of the Corporate Governance Committee.
+  Donald G. Fisher and Doris F. Fisher are husband and wife.
++Robert J. Fisher is the son of Donald G. and Doris F. Fisher.

  Fewer nominees are named (eleven) than the number fixed by the Board pursuant to the Company's Bylaws (twelve) because the Company has not yet determined whether to fill that vacancy and, if so, who will be invited to join the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  Information concerning executive officers of the Company who are not also directors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999.

Information About the Board of Directors and Committees of the Board

  The Board of Directors has three standing committees: the Audit and Finance Committee and the Compensation and Stock Option Committee, both of which are composed of directors who are not employees of the Company, and the Corporate Governance Committee, which is made up of the non-employee directors and one employee director.

  The functions of the Audit and Finance Committee are (i) to recommend the engagement of the Company's independent auditors and review with them the plan, scope and results of their audit for each year, (ii) to review with the Company's Consulting and Auditing Services department the plan, scope and results of their operations, (iii) to consider and review other matters relating to the financial and accounting affairs of the Company, and (iv) to oversee the Company's Corporate Compliance Program. This committee is composed exclusively of directors who are, in the opinion of the Board of Directors, free from any relationship that will interfere with the exercise of independent judgment as a committee member. The present members of the Audit and Finance Committee are Messrs. Dobelle, Schwab, Walker (who is Chairman) and
Zyman.

  The functions of the Compensation and Stock Option Committee are to review and approve salaries and other forms of compensation for all corporate and divisional officers, to approve the guaranteeing or granting of loans to certain corporate and divisional officers under the Company's Relocation Loan Plan, to grant stock and options to purchase stock to selected employees under the Company's stock plans, to make awards under the Company's annual and long-term incentive plans to key employees, and to make recommendations to the Board concerning the compensation of non-employee directors. This committee is composed exclusively of directors who have not been eligible to receive stock options or awards under the Company's stock plans (except for predetermined, formula-based awards, as described below) for a period of at least one year prior to membership on the committee. The present members of the Compensation and Stock Option Committee are Messrs. Bellamy and Lillie (who is Chairman), and Ms. Hatchett.

  The functions of the Corporate Governance Committee are to make recommendations to the Board on all matters concerning corporate governance and directorship practices, including the qualifications of directors, the size and function of the Board of Directors, the functions and duties of the committees of the Board, the effectiveness and procedures of the Board, retirement policies of non-employee directors, and succession planning for important Company functions. The present members of the Corporate Governance Committee are Messrs. Bellamy (who is Chairman), Dobelle, Donald Fisher, Lillie, Schwab, Walker, and Zyman, and Ms. Hatchett.

  During the last fiscal year, the Board of Directors held six meetings, the Compensation and Stock Option Committee held three meetings, the Audit and Finance Committee held two meetings and the Corporate Governance Committee held one meeting. Each director attended at least 75% of the Board meetings and committee meetings on which he or she served.

Compensation of Directors

  We do not pay director fees to directors who are employees of the Company or any affiliated company. Directors who are not employees of or consultants to the Company ("non-employee directors") do not receive any form of direct remuneration other than as described below. In addition, we reimburse travel expenses to attend Board and committee meetings. All directors are eligible to receive discounts on Company merchandise.

  We pay each of our non-employee directors an annual retainer of $36,000 per year, payable quarterly, which is diminished by $2,500 for each Board and/or Committee meeting day missed.

  Under the Company's Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to forego receipt of his or her annual retainer on a quarterly basis in exchange for an option to purchase 937 shares of our Common Stock. Any such option will have an exercise price which is discounted to reflect the amount of the foregone retainer, will be exercisable immediately, and will have a maximum term of seven years. Shares issued under the plan will come from treasury shares. Each non-employee director participated in the plan in fiscal 1998.

  Under the Company's 1996 Stock Option and Award Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) each new non-employee director automatically receives an option to purchase 15,000 shares at the then-current fair market value; and (ii) each continuing non-employee director automatically receives an option to purchase 3,750 shares at the then-current fair market value. All initial options to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director options are granted on the first business day after each annual meeting of shareholders. The options normally become exercisable three years after the date of grant. In addition, the Compensation and Stock Option Committee is authorized to grant discretionary options to non-employee directors using treasury shares.

  The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan which sets mandatory retirement from service on the Board at age 72 and provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. The annual benefit payable to an eligible retired director is equal to 75% of the annual retainer fee in effect at the time of the director's retirement. The duration of these annual payments equals the number of years that the director served on the Board. If the director dies before the maximum payment period expires, payments will continue for the life of his or her surviving spouse, or until the end of the maximum payment period, whichever is sooner. In fiscal 1996, the Board of Directors elected to discontinue this plan for future directors. Directors in office at January 27, 1997 are still eligible for plan benefits, assuming they meet the requirements of the plan; however, the benefit payable will be capped at the current level (i.e., 75% of $36,000).

  In fiscal 1998, Doris Fisher received $24,001 for merchandising services rendered in the course of her employment with the Company. As a Company employee, Mrs. Fisher participates in all benefits which the Company makes available to its employees generally, except for stock-based compensation and bonus programs.

                                 PROPOSAL NO. 2
                      APPROVAL OF THE AMENDED AND RESTATED
                    CERTIFICATE OF INCORPORATION TO INCREASE
                       AUTHORIZED SHARES OF COMMON STOCK

  At the Annual Meeting we will submit to shareholders a proposal to increase the number of shares of Common Stock the Company is authorized to issue. The Board of Directors recommends adoption of the proposal.

  The Company presently is authorized to issue 1,500,000,000 shares of Common Stock. As of March 12, 1999, approximately 666 million shares of Common Stock were issued and approximately 573 million shares were outstanding (net of approximately 93 million treasury shares). Of the remaining authorized but unissued shares, approximately 89 million shares were reserved for issuance under the Company's stock option and restricted stock plans. Based upon the foregoing, we have approximately 745 million shares remaining available for other purposes.

  From time to time, the Company has issued additional shares of Common Stock in payment of stock dividends or stock splits or for other purposes. During fiscal 1998, the Company issued approximately 221.4 million shares in connection with a three-for-two stock split in the form of a stock dividend. Also during fiscal 1998, the Company issued approximately 5.1 million shares upon exercise of employee stock options and 121,500 shares under the restricted stock portion of the 1996 Stock Option and Award Plan. During fiscal 1997, the Company also issued shares in connection with a three-for-two stock split in the form of a stock dividend.

  In January 1999, the Board approved a resolution amending Article Fifth of the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") to increase the authorized number of shares of Common Stock from 1,500,000,000 to 2,300,000,000. The pertinent provisions of the amendment to the Certificate of Incorporation are set forth in Exhibit A to this Proxy Statement. The affirmative vote of a majority of the outstanding shares of Common Stock is required to adopt the proposed amendment. The amendment, if approved by shareholders, will take effect upon filing with the Delaware Secretary of State, which is expected to occur on or about May 6, 1999.

  The Board of Directors believes that it is in our best interests to increase the number of authorized shares of Common Stock which may be made available for future stock dividends or splits, financing and acquisition transactions, employee benefit plans and other general corporate purposes. If the amendment is approved, the Company also will have greater flexibility in the future to issue shares in excess of those presently authorized, without the expense and delay of a special shareholders' meeting.

  Except in connection with its stock option and restricted stock plans, the Board of Directors currently has no immediate plans, understandings, agreements, arrangements, or commitments for the issuance of additional shares of Common Stock and no holder of Common Stock has any preemptive right with respect to the Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing shareholders would not have any preferential rights to purchase such shares. If the Board of Directors deems it to be in the best interests of the Company and the shareholders to issue additional shares of Common Stock in the future, the Board of Directors generally would not seek further authorization by vote of the shareholders, unless such authorization is otherwise required by applicable law or stock exchange regulations.

  The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 1,500,000,000 TO 2,300,000,000. Unless a contrary choice is specified, the proxyholders will vote all proxies solicited by the Board of Directors FOR approval of the amendment.

                                 PROPOSAL NO. 3
                           APPROVAL OF THE COMPANY'S
                EXECUTIVE LONG-TERM CASH AWARD PERFORMANCE PLAN

  The Board of Directors has adopted an amended and restated Executive Long-Term Cash Award Performance Plan (the "ELCAPP"), subject to shareholder approval. Adoption of the amended and restated ELCAPP is subject to the approval of a majority of the shares of the Company's Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Background and Reasons for Amendment

  Under section 162(m) of the Internal Revenue Code ("Section 162(m)"), the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one year. The Company can deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m). The ELCAPP is intended to permit the Company to pay incentive compensation that qualifies as performance-based compensation, thereby permitting the Company to receive a federal income tax deduction for the payment of such incentive compensation.

  The Company originally adopted the ELCAPP in order to provide financial incentives for the Company's eligible officers to meet and exceed the Company's multi-year financial goals. The primary changes to the ELCAPP are to (1) allow awards for performance cycles having a duration of two to five fiscal years (rather than only three fiscal years), (2) add new performance goals that the Committee may use in making awards, and (3) permit the Committee to choose to defer the payment of ELCAPP awards for up to five years after the date on which payment otherwise would have been made.

Description of the ELCAPP

  The following paragraphs provide a summary of the principal features of the ELCAPP (as amended and restated) and its operation. The ELCAPP is set forth in its entirety as Exhibit B to this Proxy Statement. The following summary is qualified in its entirety by reference to Exhibit B.

 Purpose of the ELCAPP

  The ELCAPP is intended to provide financial incentives for the Company's eligible officers to meet and exceed the Company's multi-year financial goals.

 Administration of the ELCAPP

  The ELCAPP is administered by the Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee"). The members of the Committee must qualify as "outside directors" under Section 162(m). Subject to the terms of the ELCAPP, the Committee has the sole discretion to determine the key employees who shall be granted awards, and the amounts, terms and conditions of each award.

 Eligibility to Receive Awards

  Eligibility for the ELCAPP is determined in the discretion of the Committee. In selecting participants for the ELCAPP, the Committee will choose officers of the Company and its affiliates whose responsibilities significantly influence Company results.

 Awards and Performance Goals

  Under the ELCAPP, the Committee will establish (1) a target award for each participant, (2) the performance goals that must be achieved in order for the participant to actually be paid an award, and (3) a formula for calculating a participant's award, depending upon how actual performance compares to the preestablished performance goals. Each participant's target award will be expressed as a percentage of his or her base salary. A participant's award will increase or decrease as actual performance increases or decreases. The Committee also will determine the period for measuring actual performance (the "performance cycle"). Each performance cycle will last from two to five fiscal years. The Committee may set performance cycles and performance goals that differ from participant to participant. For example, the Committee may choose performance goals based on either a Company-wide or divisional basis and/or a comparison of actual performance by the Company or a division to actual performance by a group of competitors determined in the discretion of the Committee.

  There are a total of ten performance measures that may be used by the Committee in setting the performance goals for any performance cycle. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: capital control, comparable store sales, earnings, economic value added, return on equity, return on invested capital, return on net assets, sales volume, spread and total sales.

  Capital control means adherence to the capital budget approved by the Company's Board of Directors as part of the annual budgeting process. Comparable store sales means the Company's or a division's net sales from stores open more than one year. Earnings means either (1) operating income of the Company or one of its divisions for a given performance cycle less certain allocated expenses, or (2) income before interest and taxes of the Company or one of its divisions, determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Economic value added means the Company's or a division's net operating profit after tax for a specific performance cycle less charges for use of capital assets. Return on equity means the Company's or a division's average earnings for the performance cycle, expressed as a percentage of the Company's or a division's average shareholders' equity over the performance cycle, determined in accordance with GAAP. Return on invested capital means the Company's or a division's net operating profit after tax (as defined) divided by their respective average capital balances over the same period of time. Return on net assets means the Company's or a division's average earnings for the performance cycle, expressed as a percentage of the Company's or a division's average assets for the performance cycle, determined in accordance with GAAP. Sales volume means the average total sales volume per store of the Company or one of its divisions for the performance cycle, determined in accordance with GAAP. Spread means the difference between the Company's or a divisions return on invested capital for a performance cycle and the weighted average cost of capital. Total sales means the Company's or a division's net sales for the performance cycle. At the beginning of each performance cycle, the Committee may determine that one or more significant elements may be excluded from the calculation of any performance goal.

 Determination of Actual Awards

  After the end of each performance cycle, the Committee will determine the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance that was achieved. No award is payable to a participant if the minimum performance level specified by the Committee for the performance cycle is not achieved. In any event, no participant may receive an award of more than $8 million for any performance cycle.

  The Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. The Committee does not have discretion to increase the award otherwise payable to any participant under the applicable formula. Awards under the ELCAPP generally will be payable in cash on or about the first April 1 following the end of the applicable performance cycle. However, the Committee has discretion to declare that payment of all or part of an award shall be deferred for a period not to exceed five years after the date on which payment otherwise would have been made.

 Pro Forma Benefits for the ELCAPP

  Given that payments under the ELCAPP are determined by comparing actual performance to the performance goals established by the Committee, it is not possible to accurately predict the amount of benefits that will be paid under the

ELCAPP. In March 1999, the Committee established a performance cycle to run for the three-fiscal year period beginning with the Company's 1999 fiscal year. The performance goals for this performance cycle provide for a targeted level of achievement for earnings and return on invested capital. The following table sets forth the target awards that would be payable to the persons named in the Summary Compensation Table and to all current executive officers as a group, assuming that the performance goals established by the Committee for the fiscal 1999-2001 performance cycle are exactly 100% achieved, the participants' salaries remain constant, and the Committee chooses not to reduce the award otherwise payable to any participant. There can be no assurance that the preestablished performance goals will be achieved, and therefore there can be no assurance that the target awards shown below will be paid.

                                     ELCAPP

                                                                       Dollar
                          Name and Position                            Value
-------------------------------------------------------------------------------

  Millard S. Drexler,
   President and Chief Executive Officer of the Company............  $2,175,000
-------------------------------------------------------------------------------

  Donald G. Fisher,
   Chairman of the Company (1).....................................         N/A
-------------------------------------------------------------------------------

  Robert J. Fisher,
   Executive Vice President of the Company and President, Gap
    Division.......................................................  $  950,000
-------------------------------------------------------------------------------

  John B. Wilson,
   Chief Operating Officer of the Company..........................  $  850,000
-------------------------------------------------------------------------------

  Charles K. Crovitz,
   Executive Vice President of the Company.........................  $  264,000
-------------------------------------------------------------------------------
  All current executive officers as a group........................  $4,734,000
-------------------------------------------------------------------------------
  All directors who are not current employees (2)..................         N/A
-------------------------------------------------------------------------------
  All employees who are not current executive officers.............  $8,367,250


--------
(1) Donald Fisher does not participate in the Company's ELCAPP.
(2) The Company's non-employee directors are not eligible to participate in the ELCAPP.

 Amendment and Termination of the ELCAPP

  The Board of Directors of the Company may amend or terminate the ELCAPP at any time and for any reason, provided, however, that any amendment shall be subject to shareholder approval if necessary to ensure the ELCAPP's qualification under Section 162(m).

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPANY'S EXECUTIVE LONG-TERM CASH AWARD PERFORMANCE PLAN. Unless a contrary choice is specified, the proxyholders will vote all proxies solicited by the Board of Directors FOR approval of the plan.

                                 PROPOSAL NO. 4
                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending January 29, 2000. Deloitte & Touche LLP has acted as auditors for the Company since 1972. If shareholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

  Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and available to make statements to, and respond to appropriate questions of, shareholders.

                         BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth certain information as of March 12, 1999, to indicate beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee and each executive officer named in the Summary Compensation Table, and
(iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.


                                                   Shares
                                                Beneficially        Percent
  Name of Beneficial Owner                       Owned (1)          of Class
-------------------------------------------------------------------------------
   Directors and Executive Officers
-------------------------------------------------------------------------------
  Adrian D. P. Bellamy........................       55,157            *
-------------------------------------------------------------------------------
  Charles K. Crovitz..........................      167,858     (2)    *
-------------------------------------------------------------------------------
  Evan S. Dobelle.............................            0
-------------------------------------------------------------------------------
  Millard S. Drexler..........................    8,811,075  (2)(3)    1.5%
-------------------------------------------------------------------------------
  Donald G. Fisher and                                          (4)        (4)
  Doris F. Fisher.............................  120,592,043     (4)   21.0% (4)
-------------------------------------------------------------------------------
  Robert J. Fisher............................   32,513,555  (2)(5)    5.7%
-------------------------------------------------------------------------------
  Glenda A. Hatchett..........................            0
-------------------------------------------------------------------------------
  John M. Lillie..............................       21,057     (6)    *
-------------------------------------------------------------------------------
  Charles R. Schwab...........................       54,193     (7)    *
-------------------------------------------------------------------------------
  Brooks Walker, Jr. .........................      331,907     (8)    *
-------------------------------------------------------------------------------
  John B. Wilson..............................            0
-------------------------------------------------------------------------------
  Sergio S. Zyman.............................        8,963     (9)    *
-------------------------------------------------------------------------------
  All directors and executive officers as a
   group (15 persons).........................  163,037,956    (10)   28.4%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   Certain Other Beneficial Holders
-------------------------------------------------------------------------------
  John J. Fisher..............................   33,661,074    (11)    5.9%


--------
  * Indicates ownership of less than 1% of the outstanding shares of the Company's Common Stock.

 (1) Shares issuable upon exercise of options to acquire Common Stock that are exercisable within 60 days after March 12, 1999 are treated as beneficially owned as follows: Mr. Bellamy, 33,557; Mr. Crovitz, 97,650; Mr. Drexler, 629,325; Mr. Robert Fisher, 810,900; Mr. Lillie, 6,557; Mr. Schwab, 42,557; Mr. Walker, 42,557; Mr. Wilson, 0; Mr. Zyman, 8,807; and all directors and executive officers as a group, 1,891,510.
 (2) Includes shares as to which restrictions have not lapsed which were granted under the Company's Management Incentive Restricted Stock Plan and/or the 1996 Stock Option and Award Plan.
 (3) Includes 187,500 shares held by the Peggy and Millard Drexler Family Foundation of which Mr. Drexler disclaims beneficial ownership.

 (4) Donald G. Fisher and Doris F. Fisher, who are husband and wife, are the founders of the Company, directors, and, respectively, the Chairman of, and a merchandising consultant to, the Company. Their address is the same as that shown for the Company on the first page of this Proxy Statement. In the table shown above, the 120,592,043 shares beneficially owned by Donald G. Fisher and Doris F. Fisher are beneficially owned by both of them. Of the shares shown, 109,516,123 shares are held as community property. The remainder of the shares are held by the Fishers as trustees for various foundations and trusts. Amounts shown include 378,819 shares held by the Donald and Doris Fisher Family Foundation Trust, of which the Fishers constitute a minority of the trustees, beneficial ownership of which is disclaimed, and exclude shares held directly or indirectly by the Fishers' three adult sons, beneficial ownership of which is disclaimed.

 (5) Includes 1,005,750 shares held jointly by Robert Fisher and his spouse, 71,163 shares owned by his spouse, 12,353,118 shares held by Robert Fisher as trustee for his nieces and nephews, and 2,359,236 shares held by Robert Fisher as trustee for certain other trusts. Robert Fisher's address is the same as that shown for the Company on the first page of this Proxy Statement.
 (6) Includes 14,500 shares held under the Lillie Family Living Trust, over which Mr. Lillie and his wife share voting and investment power.
 (7) Includes 2,250 shares owned by Mr. Schwab's spouse and 200 shares owned by a trust for which Mr. Schwab is the trustee.
 (8) Includes 135,000 shares owned by the Brooks Walker, Jr. Charitable Remainder Trust, of which Mr. Walker is the trustee and over which he has sole voting and investment power.
 (9) Includes 156 shares held by Mr. Zyman's minor children.
(10) Reflects the information in the footnotes set forth above.

(11) Includes 16,893 shares owned by John Fisher's spouse, 12,353,118 shares held by John Fisher as trustee for his nieces and nephews and 2,419,758 shares held by John Fisher as trustee for certain other trusts. John Fisher's address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

Section 16(a) Beneficial Ownership Reporting Compliance

  As required by the Securities Exchange Act of 1934, as amended, the Company notes that Mr. Drexler reported on a Form 4 filed late one transaction involving the gift of Common Stock in March 1994.

                             EXECUTIVE COMPENSATION

Summary of Executive Compensation

  The following table sets forth for the periods presented compensation paid to, earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company in the fiscal year ended January 30, 1999. The footnotes to the table provide additional information concerning the Company's compensation and benefit programs.

                           Summary Compensation Table



                                                                             Long-Term
                                           Annual Compensation          Compensation Awards
---------------------------------------------------------------------------------------------------------
                                                             Other     Restricted Securities
                                                             Annual      Stock    Underlying  All Other
          Name and          Fiscal                        Compensation   Awards    Options   Compensation
     Principal Position      Year  Salary($)  Bonus($)(1)    ($)(2)      ($)(3)     (#)(4)      ($)(5)
---------------------------------------------------------------------------------------------------------
  Millard S. Drexler,....    1998  $1,976,870 $5,335,000    $      0    $      0  3,601,500    $492,896
   President and Chief
    Executive                1997   1,882,928  1,615,000           0           0    180,000     244,712
   Officer of the Company    1996   1,746,989  1,350,000           0           0    180,000     141,404
---------------------------------------------------------------------------------------------------------
  Donald G. Fisher,......    1998     532,655    539,500           0         N/A        N/A     866,244
   Chairman of the Company   1997     499,274    425,000           0         N/A        N/A     492,278
                             1996   1,058,047    787,313           0         N/A        N/A     278,105
---------------------------------------------------------------------------------------------------------
  Robert J. Fisher,......    1998     890,771  2,114,500           0           0    151,500     705,650
   Executive Vice
    President of the         1997     848,548    650,250           0           0    150,000     269,791
   Company and President,    1996     840,940    637,500           0           0    150,000      93,227
   Gap Division
---------------------------------------------------------------------------------------------------------
  John B. Wilson,........    1998     721,926  1,537,074         462           0    301,500      10,443
   Chief Operating Officer
    of                       1997     626,794    531,250     156,030           0    600,000       8,800
   the Company(6)            1996     188,098  1,006,750      11,812     597,581    555,000           0
---------------------------------------------------------------------------------------------------------
  Charles K. Crovitz,....    1998     395,745    613,500           0           0    252,750       7,653
   Executive Vice
    President of
   the Company(7)

--------

(1) 1998 bonus includes bonuses earned under the Executive Long-Term Cash Award Performance Plan ("ELCAPP") for the 1996-98 performance cycle as follows:
    Mr. Drexler $2,875,000; Mr. Donald Fisher $0; Mr. Robert Fisher $1,300,000 and Mr. Crovitz $308,400.
(2) While the named executive officers enjoy certain perquisites, for fiscal years 1996, 1997 and 1998 these did not exceed the lesser of $50,000 or 10% of each executive officer's salary and bonus, except for perquisites of Mr. Wilson in 1997. The amount listed for Mr. Wilson in 1998 represents tax gross-up payments in connection with the reimbursement of relocation expenses. The amount listed for Mr. Wilson in 1997 includes, among other things, amounts paid to Mr. Wilson in connection with his relocation as follows: $42,308 for temporary housing, $41,856 for tax gross-up payments in connection with the reimbursement for temporary housing, and $43,562 for closing costs. The amount listed for Mr. Wilson in 1996 represents tax gross-up payments in connection with the reimbursement of relocation expenses.
(3) Donald Fisher does not participate in the Company's restricted stock plan. As of the end of fiscal 1998, the aggregate restricted stock holdings for the named executive officers consisted of 2,385,000 shares worth $153,087,188 (based on the closing price of the Company's Common Stock of $64.1875 on January 29, 1999), without giving effect to the diminution of value attributable to the restrictions on such stock. Such amount included $144,421,875 for Mr. Drexler (2,250,000 shares), $7,221,094 for Robert
    Fisher (112,500 shares), and $1,444,219 for Mr. Crovitz (22,500 shares). Dividends are paid on the restricted shares to the extent payable on the Company's Common Stock generally. The restricted stock award of 45,675 shares for Mr. Wilson in 1996 had a vesting date of less than three years and was canceled in 1997 pursuant to a prior arrangement with Mr. Wilson. No other shares granted to the named executive officers vest in less than three years from the date of grant.

(4) Of the options granted to Mr. Drexler in 1998, 1,125,000 have a premium exercise price which was 30% above the market value on the date of grant, 1,125,000 have a premium exercise price which was 20% above the market value on the date of grant, and the balance have an exercise price which was equal to the fair market value on the date of grant. Donald Fisher does not participate in the Company's stock option plan. Of the securities underlying options for Mr. Wilson in 1996, 14,385 were canceled in 1997 pursuant to a prior arrangement with Mr. Wilson.
(5) These amounts include earnings over 120% of applicable federal long-term rate in accordance with Securities and Exchange Commission rules on deferred compensation credited, but not paid or payable, during the fiscal year under the Company's Executive Capital Accumulation Plan, Executive Deferred Compensation Plan and/or Supplemental Executive Retirement Plan as follows: Mr. Drexler, $486,184 for 1998, $238,520 for 1997, and
    $135,367 for 1996; Mr. Donald Fisher, $858,892 for 1998, $486,109 for
    1997, and $273,219 for 1996; Mr. Robert Fisher, $700,173 for 1998,
    $263,391 for 1997, and $86,742 for 1996; Mr. Wilson, $2,043 for 1998 and
    $477 for 1997; and Mr. Crovitz, $1,138 for 1998. All remaining amounts shown represent the Company's contributions to the Company's GapShare Plan.
(6) Mr. Wilson joined the Company in October 1996.
(7) Mr. Crovitz became an executive officer in September 1998.

Stock Options

  The following tables set forth certain information regarding stock options granted to, exercised by and held by the executive officers named in the Summary Compensation Table. All stock option awards in the following tables and elsewhere in this Proxy Statement have been adjusted to reflect stock splits.

                       Option Grants In Last Fiscal Year



                                                 Individual Grants
-----------------------------------------------------------------------------------------------------
                              Number of     Percent of                Market
                             Securities    Total Options             Price on
                             Underlying     Granted to   Exercise or   Grant              Grant Date
                           Options Granted Employees in  Base Price    Date    Expiration   Present
            Name              (#)(1)(2)     Fiscal Year   ($/Sh)(3)  ($/Sh)(4)  Date(5)   Value($)(6)
-----------------------------------------------------------------------------------------------------
  Millard S. Drexler.....     1,125,000         6.0%      $39.4063   $30.3125    3/31/08  $10,804,725
                              1,125,000         6.0%       36.3750    30.3125    3/31/08   11,754,450
                              1,350,000         7.1%       30.3125    30.3125    3/31/08   16,759,170
                                  1,500           *        31.7083    31.7083   10/02/08       19,479
-----------------------------------------------------------------------------------------------------
  Donald G. Fisher.......           N/A         N/A            N/A        N/A        N/A          N/A
-----------------------------------------------------------------------------------------------------
  Robert J. Fisher.......       150,000          .8%       30.3125    30.3125    3/31/08    1,540,140
                                  1,500           *        31.7083    31.7083   10/02/08       16,111
-----------------------------------------------------------------------------------------------------
  John B. Wilson.........       300,000         1.6%       30.3125    30.3125    3/31/08    3,351,450
                                  1,500           *        31.7083    31.7083   10/02/08       16,111
-----------------------------------------------------------------------------------------------------
  Charles K. Crovitz.....       101,250          .5%       30.3125    30.3125    3/31/08    1,131,114
                                150,000          .8%       38.9792    38.9792    9/09/08    2,377,905
                                  1,500           *        31.7083    31.7083   10/02/08       16,111

--------
 *Less than 0.1%.
(1) The vesting schedule for options listed above is as follows:


                                                   Number of shares vesting on
                                                  anniversary of grant date in:
  ------------------------------------------------------------------------------
                               Shares   Date of
                               Granted   Grant    2001    2002    2003    2004
  ------------------------------------------------------------------------------
    Millard S. Drexler....... 1,125,000  3/31/98         375,000 375,000 375,000
                              1,125,000  3/31/98         375,000 375,000 375,000
                              1,350,000  3/31/98         487,500 487,500 375,000
                                  1,500 10/02/98   1,500
  ------------------------------------------------------------------------------
    Robert S. Fisher.........   150,000  3/31/98  75,000  75,000
                                  1,500 10/02/98   1,500
  ------------------------------------------------------------------------------
    John B. Wilson...........   300,000  3/31/98  75,000  75,000 150,000
                                  1,500 10/02/98   1,500
  ------------------------------------------------------------------------------
    Charles K. Crovitz.......   101,250  3/31/98  28,125  28,125  45,000
                                150,000  9/09/98  30,000  30,000  45,000  45,000
                                  1,500 10/02/98   1,500


(2) Under the terms of the Company's 1996 Stock Option and Award Plan, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding stock options. Donald Fisher does not participate in the Company's stock option plan.

(3) Of the options granted to Mr. Drexler in 1998, 1,125,000 have a premium exercise price which was 30% above the market value on the date of grant, 1,125,000 have a premium exercise price which was 20% above the market value on the date of grant, and the balance have an exercise price which was equal to the fair market value on the date of grant.

(4) Average of high and low stock prices for the Company's Common Stock as reported in NYSE -- Composite Transactions for the date of grant.

(5) All options granted in fiscal 1998 were granted for a term of ten years, subject to termination 90 days following termination of employment in certain events.

(6) This column represents the present value of the options on the grant date using the Black-Scholes option pricing model for the Common Stock, utilizing the following assumptions: stock price volatility of 32%; dividend yield of 0.37%; 4.29 to 6.08-year expected option terms; 5.65% to 5.68% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on arbitrary assumptions as to the variables of stock price volatility, future dividend yield and interest rate. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see note G to the Consolidated Financial Statements in the Company's Annual Report to Shareholders for the fiscal year ended January 30, 1999.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values


                                                                     Number of
                                                               Securities Underlying       Value of Unexercised
                                                                    Unexercised                In-the-Money
                           Shares Acquired                     Options at FY-End(#)        Options at FY-End($)
            Name           on Exercise(#)  Value Realized($) Exercisable/Unexercisable Exercisable/Unexercisable(1)
-------------------------------------------------------------------------------------------------------------------
  Millard S. Drexler......     180,000        $4,828,750          494,325   13,141,500 $  28,095,857 $  631,396,688
-------------------------------------------------------------------------------------------------------------------
  Donald G. Fisher(2).....           0                 0                0            0             0              0
-------------------------------------------------------------------------------------------------------------------
  Robert J. Fisher........     160,650         5,971,642          248,400    2,851,500    13,961,687    153,884,968
-------------------------------------------------------------------------------------------------------------------
  John B. Wilson..........     305,115         9,277,890                0    1,714,500             0     80,406,968
-------------------------------------------------------------------------------------------------------------------
  Charles K. Crovitz......           0                 0           70,650      405,750     3,959,540     15,222,375

--------
(1) Represents the difference between the closing price of the Company's Common Stock on January 29, 1999 ($64.1875) and the exercise price of the options.
(2) Donald Fisher does not participate in the Company's stock option plan.

Compensation Committee Interlocks and Insider Participation

  During the fiscal year 1998, the Compensation and Stock Option Committee of the Board of Directors consisted of Messrs. Bellamy, John Bowes and Lillie and Ms. Lucie Fjeldstad, all of whom were non-employee directors. Ms. Fjeldstad did not stand for election at the 1998 Annual Meeting and Mr. Bowes resigned from the Board of Directors on August 31, 1998.

Report of Compensation Committee on Executive Compensation

  The Compensation and Stock Option Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. At the end of fiscal year 1998, the Committee was comprised of the members named below, both of whom are non-employee directors. Ms. Hatchett was appointed to the Committee on March 30, 1999.

 Compensation Philosophy

  The general philosophy of the Company's compensation program, which has been reviewed and approved by the Committee, is to provide a competitive advantage to the Company and rewards to the executives based both on the Company's performance and on the individual's contribution to the Company. Corporate and divisional performance are evaluated by reviewing the extent to which financial and strategic goals are met, including such factors as profitability and sales growth. These performance criteria are reviewed each year to ensure that they are consistent with the Company's mission and strategies. Officers are also given annual goals and their individual performance is evaluated by reviewing progress against these objectives.

  The Company's compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company and individual goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company. The program is heavily oriented toward incentive compensation tied to the annual and longer-term financial performance of the Company and to the longer-term return realized by the Company's shareholders.

  There are three main components in the Company's executive compensation program:

  .  Base Salary

  .  Annual Incentives

  .  Long-Term Incentives

 Base Salary

  Executive officers' salaries have been targeted above the average rates paid by competitors to enable the Company to attract and retain highly skilled executives. The Committee believes that the historical growth in the Company's revenues, stores and profitability has made the Company a target for other companies seeking employees and that, therefore, these rates are necessary to retain key officers. The Committee reviews the performance of and approves salaries for the Chief Executive Officer and the executive officers on an annual basis, generally in the first quarter.

  The Committee believes that the market for retailing executives, and thus the relevant competitive data, includes a broader group of companies than that shown in the stock price performance graph presented in this Proxy Statement under the heading "Performance Graph." Thus, in reviewing the 1998 salaries for executive officers, the Committee examined market data and salary increase surveys for specialty retail, consumer/branded goods, and general industry groups which were prepared by national consulting companies. Salaries were adjusted based on actual individual job performance and/or changes in duties and responsibilities.

  Mr. Drexler's base salary for fiscal year 1998 was $2.05 million, representing an increase of 8% over the prior year. In setting the Chief Executive Officer's 1998 salary, the Committee considered the Company's 1997 results, future objectives and challenges, and Mr. Drexler's individual performance and contributions. The Company's 1997 performance was judged by the Committee to be above expectations and very good compared to industry/competitor results. The Committee reviewed in detail Mr. Drexler's achievement of his 1997 goals and his individual contributions to the Company. The Committee concluded that he had achieved his 1997 goals and had provided a leadership role in achieving the Company's three strategic priorities for 1997: growing earnings and improving the return on investments, developing employees and strengthening the Brand. The Committee also considered Mr. Drexler's decisive management of operational and strategic issues, his drive to reinforce a culture of innovation and his ability and dedication to enhance the long-term value of the Company for the shareholders. The Committee believes that Mr. Drexler has continued to provide the leadership and vision that he has provided throughout his 15-year tenure as a Company executive, during which, on a compounded annual growth basis, the Company's net earnings increased by 30%, net sales by 23% and market value by 48%. In making its salary decisions with respect to Mr. Drexler, the Committee exercised its discretion and judgment based on the above factors, and no specific formula was applied to determine the weight of each factor.

 Annual Incentive Bonus

  Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company.

  To carry out this philosophy, the Company has implemented a performance-based Executive Management Incentive Cash Award Plan ("Executive MICAP"), in which executive officers are measured solely on Company performance targets. As a pay-for-performance plan, the Executive MICAP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional financial goals. Specific measurements are chosen each year among earnings, sales growth and volume, return on assets, and/or return on equity; and threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential bonuses are reviewed and approved by the Committee in the first quarter of each fiscal year. Under the 1998 guidelines adopted by the Committee, executive officers were eligible to receive between 12% and 120% of their salary as a bonus, depending on actual earnings performance compared to target earnings goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which earnings goals were achieved and the grade level of the officer. No bonus is paid if threshold goals are not met.

  The Company's 1998 performance was judged by the Committee to be significantly above expectations. The Company achieved record earnings and surpassed its financial goals for the year. The Chief Executive Officer was eligible to receive between 20% and 120% of his base salary as a bonus under the 1998 guidelines adopted by the Committee. No bonus would have been paid to Mr. Drexler if threshold goals were not met. Because the Company far exceeded its goals and achieved superior results, the actual bonus received by Mr. Drexler was 120% of his base pay.

  The Committee believes that the Executive MICAP program provides an excellent link between annual results and the incentives paid to executives.

 Long-Term Incentives

  Long-term incentives represent over half the total income opportunity for executive officers. These incentives create a direct linkage between executive rewards and increased shareholder value by delivering a significant portion of total compensation opportunity through both stock options and through a cash performance plan with three-year overlapping performance cycles. This compensation program is designed to focus on Company performance.

  The Committee believes that executive officers and other key employees should have significant ownership of the Company's stock. Notably, all executive officers as a group beneficially own approximately 28.4% of the outstanding shares of Common Stock. In particular, Mr. Donald Fisher, the Company's founder and Chairman, beneficially owns jointly with his wife Doris Fisher approximately 21.0% of the outstanding shares.

  Long-Term Performance Plan

  In order to emphasize its compensation philosophy oriented to longer-term results, the Company has an Executive Long-Term Cash Award Performance Plan ("ELCAPP"), in which officers are measured and compensated on Company and/or business unit performance targets. A three-year performance cycle is established each year, with participants receiving a cash payout if certain minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. As a pay-for-performance plan, ELCAPP is intended to motivate and reward officers by directly linking the amount of any cash bonus to specific corporate and/or divisional long-term financial goals. Specific measurements are chosen each year for each successive three-year cycle. The type of measurements considered include earnings, return on equity, return on net assets, return on invested capital, sales volume and total sales. Threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential amounts of officer bonuses are reviewed and approved by the Committee in the first quarter of each fiscal year. Under the 1997, 1998 and 1999 guidelines adopted by the Committee, officers will be eligible to receive between 15% and 150% of their three-year average salary as a bonus, depending on actual performance compared to target goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which goals were achieved and the grade level of the officer. No bonus is paid if threshold goals are not met.

  ELCAPP was established in 1996, with the first cycle comprising fiscal years 1996-1998. The Company's performance for the first cycle was judged by the Committee to far exceed expectations, with financial results surpassing financial goals for the three-year cycle.

  The Committee believes that the ELCAPP program provides an excellent link between long-term results and financial incentives paid to executives. Because of the Company's superior results, Mr. Drexler received a bonus of 150% of the average of his salary over the three-year cycle.

  Stock Option and Award Plan

  The Committee has the power to grant both stock options and restricted stock under the Company's 1996 Stock Option and Award Plan. It has been the Committee's practice to grant stock options to executive officers on an annual basis, usually in the first quarter of each fiscal year. Generally, the options vest in three years or more from date of grant and executives must be employed by the Company at the time of vesting in order to exercise the options. The Committee has discretion to grant discounted stock options and it has done so when it felt it was necessary to attract and/or retain key executives. The Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

  In order to determine the appropriate number of options to be granted to its executive officers, in 1998 the Company considered competitive practices for a wide array of companies in a large number of industries. The calculations underlying these guidelines are based on the grant value of the option (i.e., number of shares times the exercise price) in relation to the employee's salary and performance level. With the exception of the Chief Executive Officer's grants, the Company's actual 1998 option grants to executive officers were in line with those ranges. The size of each grant was based on a range of potential shares (high, medium, low) for each eligible employee's level. Actual shares awarded were based on the score obtained by eligible employees on their yearly individual performance evaluation.

  In 1998, Mr. Drexler was granted options to purchase 3,601,500 shares. These grants were intended to recognize exceptional performance. The price of these shares is as follows: 1,351,500 at market value at the date of grant, 1,125,000 at a price which was 20% above the market value at the date of grant, 1,125,000 at a price which was 30% above the market value at the date of grant. The "premium price" options are intended to reward Mr. Drexler only after shareholders have been delivered growth in the stock price. The shares become exercisable four, five, and six years from date of grant. This grant is consistent with the Committee's philosophies of increasing shareholder value and including at-risk compensation as a significant part of an executive's overall compensation.

 Impact of Section 162(m) of the Internal Revenue Code

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on its compensation plans and has determined that it is the Company's preference to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Company's compensation plans have been designed to permit the Committee to grant awards (other than restricted stock and discounted stock options) which qualify for deductibility under Section 162(m).

  In addition, to allow for full deductibility of base salaries, those named executive officers whose base salaries exceed the $1,000,000 limit have in the past deferred that portion of their compensation above the limit under the Company's deferred compensation plans.

                                        John M. Lillie (Chairman)
                                        Adrian D. P. Bellamy

Performance Graph

  The graph below compares the percentage changes in the Company's cumulative total shareholder return* on its Common Stock for the five-year period ended January 30, 1999, with the cumulative total return of the S&P 500 Index and the Dow Jones Retailers All Specialty Index.



  Total Return Analysis           1/28/94 1/28/95 2/3/96 2/1/97 1/31/98 1/30/99
-------------------------------------------------------------------------------
  The Gap, Inc.                   $   100 $    78 $  115 $  139 $   285 $   706
-------------------------------------------------------------------------------
  DJ Retailers All Specialty In-
   dex                            $   100 $   104 $  110 $  131 $   199 $   346
-------------------------------------------------------------------------------
  S&P 500                         $   100 $   101 $  141 $  176 $   224 $   290

-------
 * Total return assumes quarterly reinvestment of dividends.

Employment Contracts

  In December 1998, the Company entered into an income continuation agreement with John B. Wilson. Under the terms of the agreement, if the Company decides to significantly decrease Mr. Wilson's level of responsibilities, the Company will provide him with continued employment for two years. Subject to certain exceptions, during the two-year period, Mr. Wilson will continue to receive his latest base salary and will continue to participate in other standard Company benefits, as well as certain Executive MICAP and ELCAPP payouts. At the start of any such two-year period, 50% of the options that vest during the two-year period will be decelerated to vest at the end of the two-year period.

Other Reportable Transactions

  The Company has an agreement with Fisher Development, Inc. ("FDI"), a company which is wholly owned by Robert S. Fisher, the brother of Donald G. Fisher, the Chairman and a principal shareholder of the Company. The agreement, which is reviewed annually by the Audit and Finance Committee of the Board of Directors, sets forth the terms under which FDI may act as general contractor in connection with the Company's construction activities. During the 1998 fiscal year, FDI supervised the construction of new store leasehold improvements for 302 stores and certain headquarters facilities, expansions of 135 stores, and remodels of existing stores and headquarters facilities. The total cost of such construction was approximately $342 million, including profit and overhead costs of approximately $29 million paid by the Company to FDI relating to this construction.

  Robert J. Fisher, an adult son of Donald G. and Doris F. Fisher, is employed as Executive Vice President of the Company and President, Gap Division of the Company. Robert J. Fisher is also a director of the Company.

  Comparable transactions with the persons described above are expected to continue during the current fiscal year.

  William S. Fisher, an adult son of Donald G. and Doris F. Fisher, was employed by the Company during the 1998 fiscal year. He was paid a salary and bonus of $227,533 during the 1998 fiscal year; Company contributions to his account under GapShare for fiscal 1998 amounted to $3,197. William S. Fisher is no longer employed by the Company.

  Pursuant to the Company's Relocation Loan Plan, on November 30, 1996, the Company made a $550,000 loan to Mr. Wilson at the interest rate of 3% per year, secured by a second deed of trust on his home and by the stock and options granted to him under the Company's 1996 Stock Option and Award Plan. The loan is payable in full on November 25, 2001, or earlier upon termination of employment. Mr. Wilson is also required to apply 50% of any after-tax (withholding) gain on the sale of stock acquired upon exercise of stock options to decrease the amount of this loan. The Company waived this requirement for two stock option exercises by Mr. Wilson: one in March 1998 for 80,115 shares and another in November 1998 for 225,000 shares. Interest on the loan is payable via bi-weekly payroll deductions. The amount outstanding on February 27, 1999 with respect to this loan was $550,000.

  The Company plans to make a $3,000,000 loan to Mr. Wilson at no interest, secured by a third deed of trust on his home and by the stock options granted to him under the Company's 1996 Stock Option and Award Plan. The loan will be payable in five equal annual installments beginning in 2005, or earlier upon termination of employment.

                                 OTHER BUSINESS

  The Company's management is not aware of any other matters to come before the meeting. If any matter not mentioned in this Proxy Statement is properly brought before the meeting, the proxyholders will vote upon such matters in accordance with their best judgment.

                           PROPOSALS OF SHAREHOLDERS

  Proposals of shareholders intended to be presented at the Company's Annual Meeting in 2000 must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting on or before December 6, 1999. Address proposals to the Company's Secretary at One Harrison Street, San Francisco, California 94105.

  In accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at the Company's Annual Meeting in 2000 as to which the proponent fails to notify the Company on or before February 19, 2000 (45 days prior to the date on which this Proxy Statement was first mailed to shareholders). Address notifications to the Company's Secretary at One Harrison Street, San Francisco, CA 94105.

                                        By Order of the Board of Directors,
                                        /s/ Anne B. Gust
                                        Anne B. Gust
                                        Secretary

                                                                      Exhibit A

                       AMENDMENT TO AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                 THE GAP, INC.

  Section 1 of Article FIFTH of the Company's Amended and Restated Certificate of Incorporation shall be amended to read as follows:

  FIFTH: Section 1. Classes and Number of Shares.

  The total number of shares of all classes of stock which this corporation shall have authority to issue is 2,390,000,000 shares. The classes and the aggregate number of shares of stock of each class which this corporation shall have authority to issue are as follows:

  (i) 2,300,000,000 shares of Common Stock, $0.05 par value per share (hereinafter the "Common Stock");

  (ii) 60,000,000 shares of Class B Common Stock, $0.05 par value per share (hereinafter the "Class B Stock"); and

  (iii) 30,000,000 shares of Preferred Stock, $0.05 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock").

                                                                       Exhibit B

                                 THE GAP, INC.
                EXECUTIVE LONG-TERM CASH AWARD PERFORMANCE PLAN
                         (January 26, 1999 Restatement)

1. Purpose of the Plan

  The purpose of the Executive Long-Term Cash Award Performance Plan is to provide financial incentives for certain of the Company's officers to meet and exceed the Company's multi-year financial goals. The Plan is intended to qualify as "performance-based compensation" under Code Section 162(m).

2. Definitions

  2.1 "Affiliated Company" means any company controlling, controlled by or under common control with the Company.

  2.2 "Award" means a cash award pursuant to the provisions of the Plan.

  2.3 "Capital Control" means adherence to the capital budget approved by the Company's Board of Directors as part of the annual budgeting process. Such budget shall be inclusive of the costs of new, enlarged, and relocated stores, remodels, lease rights, divisional capital, and other associated costs.

  2.4 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any further legislation or regulation amending, supplementing or superseding such section or regulation.

  2.5 "Committee" means the Compensation and Stock Option Committee of the Company's Board of Directors, or any other Committee appointed by the Board pursuant to Section 3 of the Plan.

  2.6 "Company" means The Gap, Inc., a Delaware corporation.

  2.7 "Comparable Store Sales" means the Company's or a division's net sales from stores open more than one year.

  2.8 "Determination Date" means as to a Performance Cycle, the latest date possible that will not jeopardize the Plan's qualification as "performance-based compensation" under Code section 162(m).

  2.9 "Earnings" means either (a) operating income of the Company or one of its divisions for a given Performance Cycle less certain allocated expenses (e.g., headquarters, distribution centers, etc.), or (b) income before interest and taxes of the Company or one of its divisions; determined in accordance with Generally Accepted Accounting Principles, provided that prior to the Determination Date the Committee shall determine (1) whether Earnings will be measured under clause (a) or (b), and (2) whether any significant adjustments should be made to the calculation (e.g., exclusions for non-recurring items or adjustments for costs not accounted for under Generally Accepted Accounting Principles, etc.).

  2.10 "Economic Value Added" means the Company's or a division's Net Operating Profit After Tax (NOPAT) for a specific performance period less charges for use of capital assets (Capital Charges). NOPAT for a division includes not only the revenues and directly controllable expenses, but also could include shared costs for applicable Information Technology, Distribution, and other Headquarters-related expenses, as determined by the Committee (prior to the Determination Date). Capital Charges means the Company's or a division's Average Capital Balances multiplied by the Weighted Average Cost of Capital. Divisional Average Capital Balances include not only directly controllable assets (Inventory, Property Plant and Equipment, Net Lease Rights, and Capitalized Leases), but also can include shared assets for applicable Information Technology, Distribution, and other Facilities capital, as determined by the Committee (prior to the Determination Date). Total Company Average Capital Balances includes all assets except cash, plus capitalized leases less all non-interest bearing current liabilities.

  2.11 "Fiscal Year" means the 1999 fiscal year of the Company and each succeeding fiscal year of the Company.

  2.12 "Officer" means an officer (whether or not a member of the Company's Board of Directors) employed by the Company or any Affiliated Company.

  2.13 "Participant" means as to any Performance Cycle, an Officer who has been selected by the Committee for participation in the Plan for such Performance Cycle.

  2.14 "Performance Cycle" means any fiscal period of not less than two consecutive Fiscal Years nor more than five consecutive Fiscal Years, as determined by the Committee in its sole discretion.

  2.15 "Performance Goals" means the goal(s) (or combined goals(s)) determined by the Committee (in its sole discretion) to be applicable to a Participant for a Performance Cycle. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Capital Control,
(b) Comparable Store Sales; (c) Earnings; (d) Economic Value Added, (d) Return on Equity; (e) Return on Invested Capital; (f) Return on Net Assets; (g) Sales Volume; (h) Spread, and (i) Total Sales. As determined in the discretion of the Committee, the Performance Goals for any Performance Cycle may: (a) differ among Participants, (b) relate to performance on a Company-wide or divisional basis, and/or (c) provide for a comparison of actual performance by the Company or a division to actual performance by a group of competitors determined in the discretion of the Committee. For each Performance Cycle, the Performance Goals applicable to each Participant shall be set forth in writing on or prior to the Determination Date.

  2.16 "Plan" means the Executive Long-Term Cash Award Performance Plan, as set forth in this document and as hereafter amended from time to time.

  2.17 "Return on Equity" means the Company's or a division's average Earnings for the Performance Cycle, expressed as a percentage of the Company's or a division's average shareholders' equity over the Performance Cycle, determined in accordance with Generally Accepted Accounting Principles.

  2.18 "Return on Invested Capital" (or "ROIC") means the Company's or a division's Net Operating Profit After Tax (NOPAT) divided by their respective Average Capital Balances over the same period of time. For a division, NOPAT includes not only the division-specific revenues and directly controllable expenses, but also could include shared costs for applicable Information Technology, Distribution, and other Headquarters-related expenses. Prior to applying taxes, operating profits are adjusted for interest expense on capitalized leases. Divisional Average Capital Balances is defined as an average of both directly controlled assets (Inventory, Property Plant and Equipment, Net Lease Rights and Capitalized Leases) as well as any applicable shared assets for related Information Technology, Distribution, and Headquarters facilities capital balances. For the Company, NOPAT includes all after tax earnings items, including an adjustment for interest on capitalized leases but excluding interest expense or income on debt and cash. Total Company Average Capital includes all assets except cash, plus capitalized leases less non-interest bearing current liabilities.

  2.19 "Return on Net Assets" means the Company's or division's average Earnings for the Performance Cycle, expressed as a percentage of the Company's or a division's average assets for Performance Cycle, determined in accordance with Generally Accepted Accounting Principles.

  2.20 "Sales Volume" means the average total sales volume per store of the Company or one of its divisions for the Performance Cycle, determined in accordance with Generally Accepted Accounting Principles.

  2.21 "Spread" means the difference between the Company's or a division's ROIC for a Performance Cycle and the Weighted Average Cost of Capital. In practice, it can be used as an alternative method of calculating Economic Value Added, by simply multiplying the calculated spread by the Average Capital figures.

  2.22 "Termination of Employment" means the time when the employee-employer relationship between the Participant and the Company and its Affiliated Companies is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, or the disaffiliation of an Affiliated Company, but excluding any such termination where there is a simultaneous reemployment by either the Company or one of its Affiliated Companies.

  2.23 "Total Sales" means the Company's or a division's net sales for the Performance Cycle.

  2.24 "Weighted Average Cost of Capital" (or "WACC") means the weighted average of the Company's cost of debt and cost of capital. The weighting is determined by comparing the balance of the Company's debt (acquired debt plus capitalized leases) to the balance of the Company's equity based upon market value (rather than book value).

3. Administration of the Plan

  3.1 The Plan shall be administered by the Committee, which shall consist of no fewer than two members of the Company's Board of Directors, who shall be appointed and serve at the pleasure of the Company's Board of Directors. No member of the Company's Board of Directors who is not an "outside director" under Code section 162(m) shall serve on the Committee.

  3.2 Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Participants, and to determine the target Award levels, the times when Awards will be granted, and the Performance Goals which must be achieved prior to payment of any Awards. For each Performance Cycle, all actions by the Committee shall be taken by the Determination Date.

  3.3 The Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, and all such determinations shall be final and binding upon all persons having and interest in the Plan.

  3.4 A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which the quorum is present or any action taken without a meeting by a writing executed by a majority of the Committee shall constitute the act of the Committee.

  3.5 All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination, or interpretation constitutes criminal misconduct, willful negligence or demonstrates bad faith and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

4. Eligibility and Participation

  The Plan is designed for Officers whose responsibilities significantly influence Company results. Participants shall be selected by the Committee prior to or on the Determination Date. Participation in the Plan is on a Performance Cycle basis and in the sole discretion of the Committee. Thus, an Officer who is selected for participation in a given Performance Cycle is in no way guaranteed to be selected for participation in any subsequent Performance Cycle or Performance Cycles.

5. Determination of Awards

  5.1 Prior to or on the Determination Date, the Committee, in its sole discretion shall assign each Participant a target Award expressed as a percentage of the Participant's average annual base salary during the Performance Cycle.

  5.2 On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a formula for purposes of determining the actual Award (if any) payable to each Participant. Each formula shall: (a) be in writing; (b) be based on a comparison of actual performance to the Performance Goals; (c) provide for the payment of a Participant's target Award if the Performance Goals for the Performance Cycle are achieved; and (d) provide for an actual Award greater than or less than the Participant's target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

  5.3 After the end of the each Performance Cycle, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Cycle were achieved or exceeded. The actual Award for each Participant shall be determined by applying the formula established pursuant to Section 5.2 of the Plan to the level of actual performance that has been certified by the Committee. However, each Participant's actual Award (if any) shall be subject to the maximum provided in
Section 6.

  5.4 No Awards shall be paid to a Participant for a Performance Cycle unless the minimum actual performance for the Performance Cycle specified by the Committee pursuant to Section 5.2 of the Plan is achieved.

  5.5 The Committee, in its sole discretion, may eliminate any Participant's Award, or reduce it below that which otherwise would be payable in accordance with the Plan.

6. Maximum Award Payable

  For any Performance Cycle, the maximum Award payable to any Participant under the Plan shall be $8,000,000.

7. Payment of Award

  7.1 Except as provided in Section 7.2 of the Plan or as otherwise determined by the Committee, payment of Awards (if any) for a Performance Cycle will be made in cash or its equivalent on or about the first April 1 following the end of the Performance Cycle. If the Committee (in its discretion) so determines, payment of all or part of an Award to one or more Participants may be deferred for a period not to exceed five years after the date when payment otherwise would have been made. Any such deferral shall be subject to such rules and procedures as the Committee (in its discretion) shall determine. For example (but not by way of limitation), the Committee may determine that a deferred Award shall be forfeited unless the Participant remains an Officer through the scheduled payment date.

  7.2 Unless otherwise specifically determined by the Committee, a participant actually will be entitled to payment of an Award only if the Participant is an Officer on the date of payment (and except to the limited extent provided in the following sentence). If, after the completion of a Performance Cycle, a Participant incurs a Termination of Employment due to death or permanent disability, the Participant still shall be entitled to the payment of any Award for such Performance Cycle otherwise payable to the Participant. In the event an Award is payable to a Participant subsequent to the Participant's death, such payment shall be made to the Participant's estate.

  7.3 The Company shall withhold all applicable income and other taxes from any Award payment to any Participant, including any federal, FICA, state and local taxes.

  7.4 Each Award shall be payable solely from the general assets of the Company. Each Participant's right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Company.

8. Employment Rights

  Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliated Companies or shall interfere with or restrict in any way the rights of the Participant's employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.

9. Effect on Other Plans

  The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliated Company, and the Plan shall not preclude the Company's Board of Directors from establishing any other forms of incentive compensation for Officers.

10. Amendment or Termination of the Plan

  The Board, in its sole discretion, may alter, amend, or terminate the Plan or any part thereof at any time and for any reason; provided, however, that to the extent required to ensure the Plan's qualification under Code section 162(m) as "performance-based compensation", any such amendment shall be subject to stockholder approval.

11. Effective Date

  The Plan originally was effective as of January 23, 1996. This amended and restated Plan is effective as of January 26, 1999, subject to the approval of the Plan by a majority of the shares of the Common Stock of the Company that are present in person or by proxy and entitled to vote at the 1999 Annual Meeting of Stockholders.

PROXY                                                                     PROXY
                                 THE GAP, INC.
                 ANNUAL MEETING OF SHAREHOLDERS -- May 4, 1999
              Proxy Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Donald G. Fisher, Warren R. Hashagen and Anne B. Gust, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of the Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 4, 1999, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

     IMPORTANT -- This proxy must be signed and dated on the reverse side.

     THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE
                                           ---
REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND, WITH RESPECT
              ---             ---             ---
TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)

-------------------------------------------------------------------------------


TO VOTE BY PHONE

Call toll free 1-888-698-8077 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit CONTROL NUMBER located on the reverse side.

Option #1:  To vote as the Board of Directors recommends on ALL proposals: Press 1.

            When asked, please confirm your vote by pressing 1.

Option #2:  If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.


-------------------------------------------------------------------------------



If you plan to attend the Annual Meeting, your Admission Ticket is on the reverse side of this form.

                                 THE GAP, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                             ]

1. ELECTION OF DIRECTORS -
   Nominees: 01-Adrian D.P. Bellamy, 02-Evan S. Dobelle, 03-Millard S. Drexler, 04-Donald G. Fisher, 05-Doris F. Fisher, 06-Robert J. Fisher, 07-Glenda A. Hatchett, 08-John M. Lillie, 09-Charles R. Schwab, 10-Brooks Walker, Jr., 11-Sergio S. Zyman.

           For              Withhold          For all
           All                 All            (Except Nominee(s) written below)
           [_]                 [_]              [_]

                                                 _______________________________

2. Approve the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of The Gap, Inc. from 1,500,000,000 to 2,300,000,000.

           For               Against           Abstain
           [_]                 [_]               [_]

3. Approve the Executive Long-Term Cash Award Performance Plan.

           For               Against           Abstain
           [_]                 [_]               [_]

4. Ratify the appointment of Deloitte & Touche LLP as independent auditors.

           For               Against           Abstain
           [_]                 [_]               [_]


                                             Dated:__________________, 1999


                                  Signature(s)_____________________________

                                  _________________________________________
                                  NOTE: Please sign exactly as name appears
                                        hereon.  Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.  If a
                                        corporation, please sign in full
                                        corporate name by President or other
                                        authorized officer.  If a partnership,
                                        please sign in partnership name by
                                        authorized person.

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  CONTROL NUMBER

 ________________


                           * * VOTE BY TELEPHONE * *

The Gap, Inc. now offers you an alternative, convenient way to vote your shares. By following the simple instructions on the reverse side, your vote can now be counted over the telephone. We encourage you to take advantage of this new feature which eliminates the need to return the proxy card, provides a cost savings to the Corporation, and authorizes the named proxies in the same manner as if you marked, signed, and dated your proxy card.

Please consider voting by telephone.

Thank you.


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                                               ADMISSION TICKET

                              This is your Admission Ticket to the 1999 Annual Meeting of Shareholders of The Gap, Inc.

                              Presentation of this ticket on the day of the meeting will grant admission to the shareholder(s) listed on this ticket.

                              Attendance will be limited to shareholders only.